Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

PepsiCo, Inc.

PepsiCo Singapore Financing I Pte. Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value 1-2/3 cents per share of PepsiCo, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Debt Securities of PepsiCo, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants of PepsiCo, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Units of PepsiCo, Inc.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Guarantees of PepsiCo, Inc.	Rule 456(b) and Rule 457(r)(3)	(1)	(1)	(1)	(2)	(2)
	Non-Convertible Debt	Debt Securities of PepsiCo Singapore Financing I Pte. Ltd.	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fee Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices.
(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
(3)	No separate consideration will be received for the guarantees of securities being registered. In accordance with Rule 457(n), no registration fee is payable with respect to such guarantees.